Exhibit 10.B

STOCK PURCHASE AGREEMENT

by and between

OVERSEAS PARTNERS LTD.,

OVERSEAS PARTNERS US HOLDING COMPANY,

OVERSEAS PARTNERS US REINSURANCE COMPANY,

and

ODYSSEY RE HOLDINGS CORP.

Dated as of July 2, 2004

TABLE OF CONTENTS

1.	DEFINITIONS; INTERPRETATION		1
	1.1.	Definitions	1
2.	PURCHASE AND SALE OF SHARES		6
	2.1.	Purchase and Sale of Shares	6
	2.2.	Consideration	6
	2.3.	The Closing	6
	2.4.	Payment of Purchase Price; Delivery of Shares	6
3.	CONDITIONS TO THE CLOSING		7
	3.1.	Conditions Precedent to Obligation of Buyer	7
	3.2.	Conditions Precedent to Obligation of Parent	8
4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER		9
	4.1.	Corporate Existence	9
	4.2.	Authorization; Enforcement	9
	4.3.	Capital Stock of the Company; Ownership of Shares	10
	4.4.	Subsidiaries	10
	4.5.	Intercompany Agreements	10
	4.6.	Certificate of Incorporation and By-Laws	11
	4.7.	No Conflict	11
	4.8.	Consents	11
	4.9.	Compliance with Law	11
	4.10.	Litigation	12
	4.11.	Insurance Licenses	12
	4.12.	Regulatory Filings	12
	4.13.	Contracts	12
	4.14.	Finder’s Fees	12
	4.15.	Statutory Statements; Estimated Balance Sheets	13
	4.16.	Assets and Properties	14
	4.17.	Reserves	14
	4.18.	Absence of Certain Changes or Events	14
	4.19.	Intangible Property	14
	4.20.	Insurance	15
	4.21.	Security Deposits	15
	4.22.	Powers of Attorney; Guarantees; Required Insurance	15
	4.23.	Bank Accounts	15
	4.24.	Regulatory Matters	15
	4.25.	Benefit Plans	15
	4.26.	Employees	16
	4.27.	Liquidation	16
	4.28.	Information	17
5.	REPRESENTATIONS AND WARRANTIES OF BUYER		18
	5.1.	Corporate Existence	18
	5.2.	Authorization; Enforcement	18
	5.3.	No Conflict	18
	5.4.	Consents	19
	5.5.	Litigation	19

i

	5.6.	Finder’s Fees	19
	5.7.	Investment Purpose	19
6.	COVENANTS AND AGREEMENTS		19
	6.1.	Conduct of Business of the Company	19
	6.2.	Restrictions	19
	6.3.	Access to Information; Due Diligence; Confidentiality; Publicity	21
	6.4.	RSI Service Contract	22
	6.5.	Approvals of Governmental Authorities	22
	6.6.	Further Assurances	23
	6.7.	Notification of Changes	23
	6.8.	Performance of Conditions	23
	6.9.	Authority, Bank Accounts, Etc.	23
	6.10.	Change of Name	24
	6.11.	NAIC Group Code	24
	6.12.	Estimated Closing Date Balance Sheets; Minimum Surplus	25
	6.13.	Quarterly and Monthly Statements and Reports	25
	6.14.	Novation and Commutation Agreements	25
	6.15.	Termination Agreements	26
	6.16.	Filings and Records	26
	6.17.	Severance Costs	26
	6.18.	Acquisition Proposals	26
7.	TAXES		26
	7.1.	Tax Representations and Warranties of the Seller	26
	7.2.	Preparation of Returns and Payment of Taxes	27
	7.3.	Refunds	28
	7.4.	Termination of Tax Sharing Arrangements	28
	7.5.	Designation of Agent	28
	7.6.	Taxes Triggered by the Sale	28
	7.7.	Tax Notice	28
8.	INDEMNIFICATION		28
	8.1.	Indemnification	28
	8.2.	Procedures for Third Party Claims	29
	8.3.	Procedures for Direct Claims	30
	8.4.	Indemnification for Taxes	30
	8.5.	Interest	31
	8.6.	Exclusive Remedy	31
	8.7.	Survival of Indemnification Provisions	31
9.	TERMINATION		31
	9.1.	Termination	31
	9.2.	Effect of Termination	31
10.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES		31
11.	MISCELLANEOUS PROVISIONS		32
	11.1.	Corporate Records	32
	11.2.	Headings	32
	11.3.	Exhibits and Schedules	32

11.4.	Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies	32
11.5.	Assignment	32
11.6.	Entire Agreement	32
11.7.	Governing Law; Venue	33
11.8.	Notices	33
11.9.	Counterparts	34
11.10.	Expenses	34
11.11.	No Joint Venture or Partnership Intended	35
11.12.	Severability	35
11.13.	No Third Party Beneficiaries	35
11.14.	Interpretation	35
11.15.	Negotiated Agreement	35
11.16.	Dollar References	35
11.17.	Waiver of Jury Trial; Service of Process	35

EXHIBITS:

Exhibit 6.14	(a)	Form of Novation Agreement

Exhibit 6.14	(b)	Form of Commutation Agreement

Exhibit 6.15	(i)	Form of Termination Agreement for the Trust Agreement between OPRE, the Company and State Street Bank and Trust Company

Exhibit 6.15	(ii)	Form of Termination Agreement for the Services Agreement

SCHEDULES:

Schedule 3.1.8	Resignation of Directors and Officers
Schedule 4.1	Insurance and Reinsurance Licenses
Schedule 4.5(i)	Intercompany Agreements
Schedule 4.5(ii)	Terminated, Cancelled or Commuted Agreements
Schedule 4.7(ii)	Conflicts with Contracts
Schedule 4.7(iii)	Conflicts with Governmental Authority Orders
Schedule 4.7(iv)	Conflicts with Laws
Schedule 4.7(v)	Creation of Liens
Schedule 4.7(vi)	Posting of Collateral
Schedule 4.8	Third Party Consents
Schedule 4.9	Compliance with Laws
Schedule 4.10	Litigation
Schedule 4.11(a)	Limitation of Licenses
Schedule 4.11(b)	Lines of Authority
Schedule 4.13	Contracts
Schedule 4.15(a)	Deviation from SAP
Schedule 4.15(b)	Estimated December 31, 2004 Balance Sheets
Schedule 4.16	Liens for Delinquent Taxes
Schedule 4.18	Absence of Certain Changes or Events
Schedule 4.19	Intangible Property
Schedule 4.20	Insurance
Schedule 4.21	Security Deposits
Schedule 4.22	Powers of Attorney; Guarantees
Schedule 4.23	Bank Accounts
Schedule 4.24	Regulatory Matters
Schedule 4.25	Benefit Plans
Schedule 4.25.1	Qualified Plans
Schedule 7.1	Taxes

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of July 2, 2004 (this “Agreement”), by and between Overseas Partners Ltd., a Bermuda company (“Parent”), Overseas Partners US Holding Company, a Delaware corporation (“Seller”), Overseas Partners US Reinsurance Company, a Delaware stock insurance company (the “Company”) and Odyssey Re Holdings Corp., a Delaware corporation (“Buyer”).

WHEREAS, Parent owns beneficially and of record all of the issued and outstanding shares of capital stock of Seller, and Seller owns beneficially and of record 500 shares (the “Shares”) of the common stock, par value $10,000 per share (the “Common Stock”), of the Company, constituting all of the issued and outstanding shares of the capital stock of the Company; and

WHEREAS, Seller intends to dissolve in accordance with the Delaware General Corporation Law and, as a result of such dissolution (the “Dissolution”), all of Seller’s assets (including the Shares) will be distributed to Parent and all of Seller’s liabilities will be assumed by Parent; and

WHEREAS, Buyer desires to purchase, and Seller and Parent desire to sell to Buyer, the Shares on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of the parties hereto agrees as follows:

1. DEFINITIONS; INTERPRETATION.

1.1. Definitions. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” has the meaning set forth in Section 6.18.

“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used herein, the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual Statement” means, with respect to any Person, the annual statement of such Person prepared in accordance with SAP, as filed with or submitted to the appropriate insurance Governmental Authority in such Person’s jurisdiction of domicile on the forms prescribed or permitted by such Governmental Authority.

“Books and Records” means all of the books and records (including all data and other information stored on discs, tapes and other media) relating to the assets, Properties, business and operations of the Company. Such books and records shall include the Insurance Licenses of the Company, the actuarial, rating and pricing models, customer lists and historical data of the Company, and all such items relating to the Company’s legal existence, stock ownership, corporate management or such other corporate records including income and other tax returns of the Company.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks in the State of New York or in Bermuda are authorized or required by law to close.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Employee Benefit Plans” means any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), as well as any other written plan, arrangement or program providing deferred or incentive compensation to an employee of Buyer or its Affiliate in connection with such employee’s services to Buyer or its Affiliate.

“Closing” has the meaning set forth in Section 2.3.

“Closing Agreement” means a written and legally binding agreement with a Taxing Authority relating to Taxes.

“Closing Date” means the actual date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Common Stock” has the meaning set forth in the first recital of this Agreement.

“Commutation Agreement” has the meaning set forth in Section 6.14.

“Company” has the meaning set forth in the first recital of this Agreement.

“Company Plan” means any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA maintained by the Company), as well as any other written plan, arrangement or program providing deferred or incentive compensation to an Employee or former employee in connection with such Employee’s or former employee’s services to the Company.

“Company Permits” has the meaning set forth in Section 4.9.

“Contract” means any written or oral contract, agreement, instrument, commitment or other arrangement.

“Dissolution” has the meaning set forth in the Recitals.

“Employee” shall mean each individual who is employed by the Company on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Date Balance Sheets” means the Estimated Closing Date GAAP Balance Sheet and the Estimated Closing Date SAP Balance Sheet.

“Estimated Closing Date GAAP Balance Sheet” means an estimated balance sheet of the Company as of the Closing Date prepared in accordance with GAAP (except to the extent provided in Section 4.15(c)).

“Estimated Closing Date SAP Balance Sheet” means an estimated balance sheet of the Company as of the Closing Date prepared in accordance with SAP (except to the extent provided in Section 4.15(c)).

“Estimated December 31, 2004 Balance Sheets” means the Estimated December 31, 2004 GAAP Balance Sheet and the Estimated December 31, 2004 SAP Balance Sheet.

“Estimated December 31, 2004 GAAP Balance Sheet” means an estimated balance sheet of the Company as of December 31, 2004, prepared in accordance with GAAP (except to the extent provided in Section 4.15(b)) and attached as Schedule 4.15(b) to this Agreement).

“Estimated December 31, 2004 SAP Balance Sheet” means an estimated balance sheet of the Company as of December 31, 2004 prepared in accordance with SAP (except to the extent provided in Section 4.15(b)) and attached as Schedule 4.15(b) to this Agreement.

“Expenses” means all out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Final Liquidation Date” has the meaning set forth in Section 4.27 of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state, local or other court, arbitrator, administrative agency or commission, insurance or securities regulatory or self-regulatory body or securities or commodities exchange.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Insurance Licenses” has the meaning set forth in Section 4.11.

“Knowledge” of any Person means, collectively, the best knowledge of each executive officer of such Person.

“Laws” has the meaning set forth in Section 4.9.

“Liability” means, with respect to any Person, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility (whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) and regardless of when such liability or obligation was or is asserted.

“Lien” means any lien, encumbrance, pledge, mortgage, security interest, claim, charge, lease, option, right of first refusal, easement, servitude, encumbrance, equity, claim or other third party right (including a right of preemption), restriction or other limitation, in each case of any nature whatsoever.

“Losses” has the meaning set forth in Section 8.1(a).

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, having regard to the fact that the Company is in runoff or (ii) the prevention or material delay of the performance by Seller of its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been a “Material Adverse Effect”: (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the insurance or financial services industries generally which does not have a materially disproportionate effect on the Company (relative to most other industry participants); (iii) any adverse change or effect resulting from a diminution of the policyholders’ surplus of the Company by a readily ascertainable amount so long as the policyholders’ surplus of the Company, after any corrective action taken by the Company, is not less than $61 million; and (iv) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby.

“Name Change Period” means the period of time commencing on the Closing Date through the date that is 30 Business Days after the date on which Buyer receives approval of any name change of the Company from the appropriate Governmental Authority.

“Novation Agreement” has the meaning set forth in Section 6.14.

“OPRE” has the meaning set forth in Section 6.14.

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Plan of Liquidation” means the plan of liquidation, dated November 5, 2002, of the Seller.

“Property” means real property or personal property, tangible or intangible.

“Purchase Price” has the meaning set forth in Section 2.2.

“Quarterly Statement” means, with respect to any Person, the quarterly statement of such Person prepared in accordance with SAP, as filed with or submitted to the appropriate insurance Governmental Authority in such Person’s jurisdiction of domicile on the forms prescribed or permitted by such Governmental Authority.

“Quota Share Retrocessional Agreement” means the Quota Share Retrocessional Agreement by and between the Company and OPRE, effective January 1, 2001.

“Representative” has the meaning set forth in Section 6.3(b).

“RSI” means Reinsurance Services International, L.L.C.

“RSI Service Contract” shall mean the contract between the Company and RSI effective October 20, 2003, pursuant to which RSI agreed to provide certain services to the Company as set forth therein.

“SAP” means, with respect to any Person, the statutory accounting practices prescribed or permitted by the insurance commissioner (or similar authority) of such Person’s jurisdiction of domicile, applied on a basis consistent with that of prior years (other than where a lack of consistency results from changes in the statutory accounting practices so prescribed or permitted).

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Mark” has the meaning set forth in Section 6.10(b).

“Shares” has the meaning set forth in the first recital of this Agreement.

“Statutory Statements” has the meaning set forth in Section 4.15.

“Stop Loss Reinsurance Agreement” means the Aggregate Agreement Year Stop Loss Reinsurance Agreement by and between the Company and OPRE, effective October 1, 2000.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes (including income taxes, premium taxes, excise taxes, withholding taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, employment and payroll-related taxes, property taxes, import and custom duties, windfall taxes, profits taxes, net worth taxes, stamp taxes, gain taxes, license registration taxes, documentation fee on taxes, and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto whether imposed directly on a person or resulting as a transferee, successor, by contract or otherwise.

“Tax Return” means any reports, returns, statements, forms or other documents or information required to be filed with a Taxing Authority with respect to Taxes, including, where permitted or required, combined, unitary, or consolidated returns for any group of entities.

“Tax Ruling” means a written ruling of a Taxing Authority related to Taxes.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the administration of Taxes.

“Termination Agreements” has the meaning set forth in Section 6.15.

“Third Party Claims” has the meaning set forth in Section 8.2(a).

“Tillinghast” has the meaning set forth in Section 4.17.

“Tillinghast Actuarial Reports” has the meaning set forth in Section 4.17.

“Transaction Documents” means the Novation Agreement, the Commutation Agreement and the Termination Agreements and each other document, agreement and certificate to be executed pursuant hereto or thereto.

“Treasury Regulations” means the proposed, temporary and final income Tax regulations promulgated under the Code, as issued and amended from time to time.

2. PURCHASE AND SALE OF SHARES.

2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, Parent agrees to sell, transfer and deliver to Buyer, free and clear of all Liens, and Buyer agrees to purchase from Parent, the Shares for the Purchase Price.

2.2. Consideration. As consideration for the purchase of the Shares and the other covenants and agreements contained herein, Buyer shall pay to Parent on the Closing Date an amount equal to $43,028,598.40 (the “Purchase Price”).

2.3. The Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place (i) at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019 at 10:00 a.m., New York City time, on the third Business Day following satisfaction or waiver of the last condition to the Closing set forth in Article 3, or (ii) at such other place, time or date as the parties may mutually determine in writing.

2.4. Payment of Purchase Price; Delivery of Shares.

(a) Buyer shall deliver to Parent at Closing by wire transfer immediately available funds in an amount equal to the Purchase Price. Such wire transfer shall be directed to a bank account designated in writing by Parent at least two Business Days prior to the Closing Date.

(b) Parent shall deliver to Buyer at Closing a certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer and accompanied by all requisite stock transfer tax stamps.

3. CONDITIONS TO THE CLOSING.

3.1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Buyer on or prior to the Closing Date):

3.1.1. Compliance by Seller and Parent. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Parent on or prior to the Closing Date shall have been complied with and performed by them in all material respects, and the representations and warranties made by Seller and Parent in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except (x) that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or for such period and (y) where the failure of any such representation and warranty to be true and correct on and as of the Closing Date would not have a Material Adverse Effect.

3.1.2. Compliance Certificate. Parent shall have delivered to Buyer a certificate dated the Closing Date and signed by an executive officer of Parent certifying that the conditions specified in subsection 3.1.1 have been fulfilled.

3.1.3. Minimum Statutory Policyholders’ Surplus. The statutory policyholders’ surplus of the Company as set forth in the Estimated Closing Date SAP Balance Sheet shall be not less than $61 million as of the Closing Date.

3.1.4. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

3.1.5. Consents and Approvals. All consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices to (i) any third parties required pursuant to the terms of any material agreements or instruments to which the Company is a party or (ii) the Delaware Insurance Department or any other Governmental Authority related to the acquisition or control of the Company, required in connection with the consummation of the transactions contemplated hereby or by the Transaction Documents shall have been duly obtained, made or given. Such consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices shall be in full force and effect at the Closing, without the imposition on the Company or Buyer of any conditions or limitations that Buyer reasonably deems to be material or unduly burdensome.

3.1.6. Dissolution. The Dissolution shall have been completed to the reasonable satisfaction of Buyer and Parent shall be the record and beneficial owner of the Shares, free and clear of any Liens, immediately prior to the Closing.

3.1.7. Books and Records. Parent shall have delivered to Buyer originals or copies of the Books and Records.

3.1.8. Resignation of Directors. Buyer shall have received the written resignation of each director and officer of the Company set forth on Schedule 3.1.8, effective as of the Closing Date.

3.1.9. No Material Adverse Effect. During the period from the date hereof until the Closing Date, there shall not have occurred a Material Adverse Effect nor any change, event or state of circumstances or facts that has had or may reasonably be expected to have a Material Adverse Effect.

3.1.10. Corporate Action. (a) Each of Parent and Seller shall have delivered to Buyer a certificate of its secretary or assistant secretary certifying as to (i) the resolutions of its board of directors approving this Agreement and authorizing the consummation of the transactions contemplated hereby and (ii) the incumbency and signatures of its officers executing this Agreement or any of the Transaction Documents to which Seller is a party.

(b) Buyer shall have received (i) from each of the Company and OPRE (x) a certificate of its secretary or assistant secretary certifying as to the resolutions of its board of directors relating to the transactions contemplated hereby or by any of the Transaction Documents to which the Company or OPRE is a party and (y) the incumbency and signatures of their respective officers executing any of such Transaction Documents and (ii) from Parent, the Estimated Closing Date Balance Sheets, as set forth in Section 6.12 hereto.

3.1.11. Transaction Documents. The Transaction Documents shall have been duly executed and delivered by the parties thereto, including, without limitation, the Novation Agreement, which shall have been executed and delivered by the parties thereto simultaneous with the Closing.

3.2. Conditions Precedent to Obligation of Parent. The obligation of Parent to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Seller on or prior to the Closing Date):

3.2.1. Compliance by Buyer. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects as of such date or period.

3.2.2. Compliance Certificate. Buyer shall have delivered to Parent a certificate dated the Closing Date and signed by an executive officer of Buyer certifying that the conditions specified in subsection 3.2.1 have been fulfilled.

3.2.3. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

3.2.4. Consents and Approvals. All consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices to (i) any third parties required pursuant to the terms of any material agreements or instruments to which the Company is a party or (ii) the Delaware Insurance Department or any other Governmental Authority related to the acquisition or control of the Company, required in connection with the consummation of the transactions contemplated hereby or by the Transaction Documents shall have been duly obtained, made or given. Such consents, approvals, authorizations, licenses, permits and orders of, registrations and filings with, and notices shall be in full force and effect at the Closing, without the imposition of any conditions or limitations that are unacceptable to Parent in its reasonable judgment.

3.2.5. Corporate Action. Parent shall have received from Buyer and each Affiliate of Buyer that is a party to any Transaction Document a certificate of its secretary or assistant secretary certifying as to (i) the resolutions of its board of directors relating to the transactions contemplated hereby or any of the Transaction Documents to which Buyer or any such Affiliate is a party and (ii) the incumbency and signatures of its officers executing any of such Transaction Documents.

3.2.6. Transaction Documents. The Transaction Documents shall have been duly executed and delivered by the parties thereto.

4. REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER.

Parent and Seller hereby represent and warrant to Buyer as follows:

4.1. Corporate Existence. Parent is a company duly organized, validly existing and in good standing under the laws of Bermuda. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to own, lease and operate its assets and Properties and to conduct its business as now being conducted. Schedule 4.1 contains a list of each jurisdiction in which the Company is licensed to transact business. Except as otherwise disclosed on Schedule 4.1, the Company is in good standing in each jurisdiction listed on Schedule 4.1.

4.2. Authorization; Enforcement. Each of Parent, Seller and the Company has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of Seller, the Company and OPRE has the full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. Each of Parent, Seller and the Company has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of Seller, the Company and OPRE has taken all necessary corporate action to duly and validly authorize its execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by each of Parent, Seller and the Company and, at or prior to the Closing, each of the Transaction Documents to which Seller, the Company or OPRE is a party will be duly executed and delivered by Seller, the Company or OPRE, as the case may be. This Agreement, assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of each of Parent, Seller and the Company enforceable against each of Parent, Seller and the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally. Upon the Closing, each of the Transaction Documents to which Seller, the Company or OPRE is a party, assuming due execution and delivery by the other parties thereto, will constitute a valid and binding obligation of Seller, the Company or OPRE, as the case may be, enforceable against Parent, Seller, the Company or OPRE, as the case may be, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally.

4.3. Capital Stock of the Company; Ownership of Shares. (a) The authorized capital stock of the Company consists of 10,000 shares of the Common Stock of which 500 are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. The Shares have not been issued in violation of, and none of the Shares is subject to, any preemptive or subscription right, any right of first refusal or any other right of any Person. Except as set forth above, there are no shares of capital stock or other securities of the Company outstanding. There are no outstanding warrants, options, Contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or the Company is or may be obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and there are no equity securities of the Company reserved for issuance for any purpose.

(b) Seller is the record and beneficial owner of the Shares, free and clear of any Liens. Immediately prior to the Closing, Parent will be the record and beneficial owner of the Shares, free and clear of any Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Shares, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

4.4. Subsidiaries. The Company does not have any subsidiaries and, as of the Closing Date, will not directly or indirectly own of record or beneficially any capital stock of or other equity interest in any Person.

4.5. Intercompany Agreements. Except as disclosed in Schedule 4.5(i), as of the Closing Date, the Company will not be a party to, nor will it have Liabilities under, arising out of, or with respect to, any intercompany agreements between the Company on one hand and any Affiliate of the Company on the other hand. At the Closing Date, the agreements by and between Seller and the Company and listed on Schedule 4.5(ii) will be terminated, canceled, commuted or novated.

4.6. Certificate of Incorporation and By-Laws. Seller has delivered to Buyer true, complete and correct copies of the organizational documents and the by-laws of the Company currently in effect, and all amendments thereof. The minute book of the Company accurately reflects all resolutions adopted at all meetings (and consents in lieu of meetings) of its shareholders and all resolutions adopted at all meetings (and consents in lieu of meetings) of its board of directors and all committees of its board of directors.

4.7. No Conflict. Neither the execution, delivery and performance by Parent, Seller, the Company or OPRE of this Agreement or any of the Transaction Documents to which Seller, the Company or OPRE is a party nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the certificate of incorporation, by-laws or other charter or organizational document of Parent, Seller, OPRE or the Company; (ii) except as disclosed in Schedule 4.7(ii), violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Parent, Seller, OPRE or the Company is a party or by or to which either of them or their assets or Properties may be bound or subject; (iii) except as disclosed in Schedule 4.7(iii), violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Parent, Seller, OPRE, the Company or the business, Properties or assets of Parent, Seller, OPRE or the Company; (iv) except as disclosed in Schedule 4.7(iv), violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Parent, Seller, OPRE or the Company or to the business, Properties or assets of Parent, Seller, OPRE or the Company; (v) except as disclosed in Schedule 4.7(v), result in the creation or imposition of any Lien on any of the Properties or assets of Parent, Seller, OPRE or the Company (including the Company Shares) or (vi) except as disclosed in Schedule 4.7(vi), require the posting of additional collateral or security under the terms of any agreement to which the Company is a party.

4.8. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Seller, OPRE or the Company in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for (i) the consents, filings and/or notices required under the insurance laws of the State of Delaware and the non-domiciliary jurisdictions in which the Company maintains Insurance Licenses and (ii) such consents, licenses, approvals, orders or authorizations of third parties required pursuant to the terms of any material agreements or instruments listed on Schedule 4.8.

4.9. Compliance with Law. Except as disclosed in Schedule 4.9, (i) the Company has complied with, and is now complying with, all foreign, federal, state and local statutes, laws, regulations, ordinances, judgments, injunctions, orders, licenses, approvals, permits and other requirements (collectively, “Laws”) applicable to the Company or its business, Properties or assets, (ii) the Company holds all permits, licenses, variances, exemptions, orders and approvals of each Governmental Authority necessary for the lawful conduct of its business (the “Company Permits”), (iii) the Company is in compliance with the terms of all Company Permits, and all Company Permits are valid and in full force and effect and (iv) no investigation or review by any Governmental Authority with respect to the Company is pending nor, to the Knowledge of Seller, has any Governmental Authority threatened or otherwise indicated an intention to conduct the same.

4.10. Litigation. Except as disclosed in Schedule 4.10, there are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Seller, threatened (i) against or involving the Company or its business, Properties or assets (other than insurance or reinsurance claims with respect to policies or treaties issued by the Company in the ordinary course of business) or (ii) that question the validity of this Agreement or any action taken by Parent, Seller or the Company pursuant to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

4.11. Insurance Licenses. Seller has made available to Buyer true, complete and correct copies of all insurance and reinsurance licenses from each jurisdiction set forth on Schedule 4.1 (collectively, the “Insurance Licenses”). Except as disclosed in Schedule 4.11(a), to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Insurance Licenses. The Company has not transacted any insurance or reinsurance business in any jurisdiction requiring an insurance or reinsurance license therefor in which it did not possess such insurance or reinsurance license, as applicable. Schedule 4.11(b) sets forth a true, correct and complete list of the lines of insurance which the Company is authorized to write in each jurisdiction set forth on Schedule 4.1.

4.12. Regulatory Filings. Except as disclosed on Schedule 4.12, the Company has filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to Governmental Authorities with jurisdiction over the Company or its business, Properties or assets, and all required regulatory approvals in respect thereof are in full force and effect. All such regulatory filings were in compliance in all material respects with applicable Laws, and no deficiencies have been asserted by any such Governmental Authority with respect to such regulatory filings that have not been satisfied.

4.13. Contracts. Schedule 4.13 sets forth a true, complete and correct list of each Contract to which the Company is a party or by which it is bound that (i) is currently in effect, (ii) provides for reinsurance between the Company and a cedent and (iii) contains provisions terminating, commuting or requiring collateralization of any outstanding balance in the event of a change in control of the Company, a reduction in the Company’s A.M. Best rating, a merger of the Company into another entity, a deterioration in the financial position of the Company or any other contingent event.

4.14. Finder’s Fees. Except for IFS Capital Advisors, LLC, whose fees shall be the sole responsibility of Parent and Seller, no broker or finder has acted directly or indirectly for the Company or Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, nor has the Company or Seller or any of its Affiliates taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Buyer or the Company for any broker’s or finder’s fee or other commission or compensation.

4.15. Statutory Statements; Estimated Balance Sheets. (a) Seller has delivered to Buyer true, correct and complete copies of (i) the Annual Statements of the Company as filed with the Delaware Insurance Department for the years ended December 31, 2002 and 2003, in each case including all exhibits, interrogatories, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the “Statutory Statements”). The Statutory Statements were prepared in conformity in all material respects with SAP prescribed or permitted by the Delaware Insurance Department and present fairly in all material respects the statutory financial position of the Company as at the respective dates thereof and the results of operations of the Company for the respective periods then ended. The Statutory Statements complied in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Statutory Statements by any Governmental Authority. As of the Closing Date, the Quarterly Statements delivered to Buyer pursuant to Section 6.13 shall have been prepared in conformity in all material respects with SAP prescribed or permitted by the Delaware Insurance Department and shall present fairly in all material respects the statutory financial position of the Company as at the respective dates thereof and the results of operations of the Company for the respective periods then ended and shall comply in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency shall have been asserted with respect to any such Quarterly Statements by any Governmental Authority. Except as disclosed on Schedule 4.15(a), the Delaware Insurance Department has not authorized any permitted practice or other deviation from SAP in connection with the Statutory Statements.

(b) Attached hereto as Schedule 4.15(b) are the Estimated December 31, 2004 GAAP Balance Sheet and the Estimated December 31, 2004 SAP Balance Sheet. The Estimated December 31, 2004 GAAP Balance Sheet has been prepared in accordance in all material respects with GAAP and the Estimated December 31, 2004 SAP Balance Sheet has been prepared in accordance in all material respects with SAP prescribed or permitted by the Delaware Insurance Department, except in each case insofar as such balance sheets (i) do not constitute a full set of financial statements, (ii) are not accompanied by notes and (iii) are based upon projections and estimates rather than historical financial information. The Estimated December 31, 2004 Balance Sheets have been prepared in good faith based upon financial information available to the Company and inquiries of personnel responsible for the preparation of financial information relating to the Company in the ordinary course of business. The Estimated December 31, 2004 Balance Sheets constitute reasonable estimations of the Company’s projected balance sheets as of December 31, 2004.

(c) At the time of delivery pursuant to Section 6.12 and as of the Closing Date, the Estimated Closing Date GAAP Balance Sheet shall have been prepared in accordance in all material respects with GAAP and the Estimated Closing Date SAP Balance Sheet shall have been prepared in accordance in all material respects with SAP prescribed or permitted by the Delaware Insurance Department, except in each case insofar as such balance sheets (i) do not constitute a full set of financial statements, (ii) are not accompanied by notes and (iii) are based upon projections and estimates rather than historical financial information. At the time of delivery pursuant to Section 6.12 and as of the Closing Date, the Estimated Closing Date

Balance Sheets shall have been prepared in good faith based upon financial information then available to the Company and inquiries of personnel responsible for the preparation of financial information relating to the Company in the ordinary course of business. At the time of delivery pursuant to Section 6.12 and as of the Closing Date, the Estimated Closing Date Balance Sheets shall constitute reasonable estimations of the Company’s projected balance sheets as of the Closing Date.

4.16. Assets and Properties. Except for securities deposited by the Company with Governmental Authorities as set forth on Schedule 4.21, the Company has good and marketable title to all assets and Properties that it purports to own, free of any Liens (other than Liens for Taxes not yet due or delinquent). All Liens for delinquent Taxes are set forth on Schedule 4.16.

4.17. Reserves. Seller has delivered to Buyer true and complete copies of all actuarial reports (the “Tillinghast Actuarial Reports”) prepared by Tillinghast Towers Perrin (“Tillinghast”) since June 30, 2003, on behalf of the Company relating to the loss and loss adjustment expense reserves of the Company. The Tillinghast Actuarial Reports constitute all actuarial reports prepared on behalf of the Company, whether externally or internally, since June 30, 2003. Tillinghast was, to the Knowledge of Seller, furnished all relevant information for purposes of preparing the Tillinghast Actuarial Reports, and neither Seller, Parent nor the Company is aware of any material inaccuracy in any of such information provided to Tillinghast or any reason why the Tillinghast Actuarial Reports, as of their respective dates, were incorrect in any material respect. The amount of loss and loss adjustment expense reserves of the Company stated in the Tillinghast Actuarial Reports or the Statutory Statements does not reflect any discounting of such reserve amounts. The best or “indicated” loss and loss adjustment expense reserve estimate in the Tillinghast Actuarial Report dated as of June 30, 2004 shall be the loss reserves recorded in the June 30, 2004 financial statements of the Company. Notwithstanding any other provision of this Agreement, Seller is not making any representations, express or implied, in or pursuant to this Agreement that shall survive the Closing or be subject to indemnification concerning the reserves for losses, loss adjustment expenses, unearned premiums or uncollectible reinsurance of the Company or the effect of such reserves on the financial statements of the Company, including (i) whether such reserves are adequate or sufficient or (ii) whether such reserves were determined in accordance with any actuarial, statutory or other standard, or concerning any financial statement “line item” or asset, liability or equity amount which would be affected thereby.

4.18. Absence of Certain Changes or Events. Except as set forth on Schedule 4.18, since December 31, 2003, the Company has conducted its business in the ordinary course, and there has not occurred (i) any event or change having a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s outstanding capital stock, other than the declaration and payment of a dividend of $6,971,401.60 or (iii) any change in accounting methods, principles or practices by the Company materially affecting its assets or liabilities.

4.19. Intangible Property. Except as set forth on Schedule 4.19, the Company has not received written notice that it is (i) infringing (or is alleged to be infringing) on any trademark, trade name registration, copyright or any application pending therefor, or (ii) misusing or misappropriating any trade secret or any confidential or proprietary information of any third party.

4.20. Insurance. Schedule 4.20 sets forth a true, correct and complete list and brief description (specifying the insurer, describing each pending claim thereunder affecting or involving the Company, setting forth the aggregate amounts paid out with respect to such claims under each such policy through the date hereof, and the aggregate limit, if any, of the insurer’s liability thereunder) of all policies or binders of errors and omissions, theft, life, fidelity, fire, liability, products liability, workers’ compensation, vehicular and other insurance held by or on behalf of, or issued to, the Company. All of such policies and binders are, to the Knowledge of Seller, in full force and effect; have been issued by insurers that, in the Seller’s view, are reputable and financially sound; and provide coverage for the operation’s conducted by the Company of a scope and coverage consistent with customary industry practice for a company in run-off. The Company has not received any notice of any proposed cancellation or non-renewal of any such policy or binder and there are no overdue premiums on any of such policies and binders.

4.21. Security Deposits. Schedule 4.21 sets forth a true, correct and complete list of all securities deposited by the Company with Governmental Authorities as of June 30, 2004.

4.22. Powers of Attorney; Guarantees; Required Insurance. Except as set forth on Schedule 4.22, the Company does not have any outstanding powers of attorney or any Liability, either accrued, accruing or contingent, as guarantor, surety, cosigner or endorser (other than for purposes of collection in the ordinary course of business of the Company) and the Company is not obligated to maintain insurance for the benefit of any Person, including its customers, other than in the ordinary course of its insurance business.

4.23. Bank Accounts. Schedule 4.23 sets forth a true, correct and complete list of all bank accounts, investment accounts and credit cards maintained by the Company, including the name of each bank or other institution, account numbers and a list of signatories to such account.

4.24. Regulatory Matters. Except as disclosed in Schedule 4.24, the Company is not a party to or subject to any order, decree, supervisory agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority. Except as disclosed in Schedule 4.24, the Company has not been advised in writing by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, supervisory agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

4.25. Benefit Plans. Each Company Plan is listed on Schedule 4.25, is in substantial compliance with all applicable laws and has been administered and operated in all material respects in accordance with its terms, except as set forth on Schedule 4.25.

4.25.1. Except as disclosed in Schedule 4.25.1, each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Seller, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination.

4.25.2. Full payment has been made of all amounts that the Company was required under the terms of the Company Plans to have paid as contributions to such Company Plans on or prior to the date hereof (excluding any amounts not yet due and all necessary amounts have been accrued on the Statutory Statements).

4.25.3. No Company Plan that is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company has no potential liability, whether direct or indirect, contingent or otherwise, under Title IV of ERISA or on account of any violation of the health care continuation requirements of Part 6 of Title I of ERISA or Section 4980B of the Code.

4.25.4. Neither the Company nor, to the Knowledge of Seller, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Company Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code, in each case, which would have a Material Adverse Effect on the Company.

4.26. Employees. The Company does not currently have any employees.

4.27. Liquidation. From the adoption of the Plan of Liquidation through Seller’s final liquidating distribution (the “Final Liquidation Date”), Seller will have held the Shares and will have been the common parent of a consolidated group (within the meaning of Treasury Regulations § 1.1502-1(h)) that included the Company as its member. Pursuant to the Plan of Liquidation, Seller will be liquidated in a transaction intended to qualify, for U.S. Tax purposes, as a tax-free liquidation under Code § 332. Any income Tax Returns filed by Seller will have properly reflected any gain recognized under Code § 367. Parent and Seller are not aware of any facts or circumstances that would disqualify the liquidation of Seller from such treatment, and Seller has not knowingly taken and will not knowingly take any action in connection with the liquidation of Seller that is not consistent with such treatment (including knowingly failing to file and report the liquidation on Tax Returns if required). Without limiting the generality of the foregoing, to the knowledge of Parent and Seller:

(i) the Plan of Liquidation was duly adopted and approved under applicable law;

(ii) the Plan of Liquidation specifies that the Final Liquidation Date will be within three years from the close of Seller’s Tax year in which the first liquidating distribution was made, and Seller will retain no assets following the Final Liquidation Date;

(iii) all distributions made by Seller to Parent after the adoption of the Plan of Liquidation and on or before the Final Liquidation Date will have been made pursuant to the Plan of Liquidation;

(iv) from the date of adoption of the Plan of Liquidation through the Final Liquidation Date, Parent at all times will have been the owner of at least 80 percent of the capital stock of Seller, and no shares of Seller capital stock were redeemed during the three years preceding the adoption of such plan;

(v) as soon as the first liquidating distribution was made, Seller ceased to be a going concern and its activities have been limited to winding up its affairs, paying its debts, and distributing its remaining assets to Parent;

(vi) prior to adoption of the Plan of Liquidation, no assets of Seller were transferred to Parent, except for transfers in the normal course of business or transfers occurring more than three years prior to adoption of the Plan of Liquidation;

(vii) Seller will have reported all earned income represented by assets that will be distributed to its shareholders (such as receivables being reported on a cash basis, unfinished construction contracts, commissions due, etc.) from the adoption of the Plan of Liquidation through the Final Liquidation Date;

(viii) the fair market value of Seller’s assets exceeded its liabilities both at the date of adoption of the Plan of Liquidation and immediately prior to the time the first liquidating distribution was made;

(ix) after the Final Liquidation Date, there will be no intercorporate debts existing between Seller and Parent, and none will have been cancelled, forgiven, or discounted;

(x) Seller has complied with the filing requirements of 1.332-4(a)(2) of the Treasury Regulations, which requires Seller to waive the statute of limitation on assessment for each of the years covered by the liquidation; and

(xi) Seller will have been dissolved under local law within three months from the final distribution date.

4.28. Information. All written information relating to the Company referenced in or attached hereto and provided to Buyer or its Affiliates by Seller, Parent or the Company is true, correct and complete in all material respects or, with respect to any written information that is presented as of a particular date, is true, correct and complete as of such date.

5. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Parent and Seller as follows:

5.1. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.

5.2. Authorization; Enforcement. Buyer has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer has the full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. Buyer has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of Buyer and each Affiliate of Buyer that is a party to any Transaction Document has taken all necessary corporate action to duly and validly authorize its execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Buyer and, prior to or at the Closing, each of the Transaction Documents to which Buyer of an Affiliate of Buyer is a party will be duly executed and delivered by Buyer or such Affiliate. This Agreement, assuming due execution and delivery by Parent, Seller and the Company, constitutes the valid and binding obligation or Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors’ rights generally. Upon the Closing, each of the Transaction Documents to which Buyer or an Affiliate of Buyer is a party, assuming due execution and delivery by the other parties thereto, will constitute the valid and binding obligations of Buyer or such Affiliate enforceable against Buyer or such Affiliate in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors rights generally.

5.3. No Conflict. Neither the execution, delivery and performance by Buyer or any Affiliate of Buyer of this Agreement or any of the Transaction Documents to which any of them is a party nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the articles of association or by-laws of Buyer or any Affiliate of Buyer that is a party thereto; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which Buyer or any such Affiliate is a party or by or to which it or its assets or Properties may be bound or subject, other than any violation, conflict, breach or default which would not, individually or in the aggregate with all such other violations, conflicts, breaches or defaults, have a material adverse effect on the ability of Buyer or any such Affiliate to execute and deliver this Agreement or any Transaction Agreement to which it is a party, perform its obligations hereunder or thereunder or consummate the transactions contemplated hereby or thereby; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Buyer or any such Affiliate or the business, Properties or assets of Buyer or any such Affiliate; or (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Buyer or any such Affiliate or to the business, Properties or assets of Buyer or any such Affiliate.

5.4. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Buyer or any Affiliate of Buyer that is a party to any Transaction Document in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for the consents, filings and/or notices required under the insurance laws of the State of Delaware and the non-domiciliary jurisdictions in which the Company maintains Insurance Licenses.

5.5. Litigation. There are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened that question the validity of this Agreement or any action taken by Buyer or any Affiliate of Buyer that is a party to any Transaction Document pursuant to this Agreement or the transactions contemplated hereby.

5.6. Finder’s Fees. No broker or finder has acted directly or indirectly for Buyer or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, nor has Buyer or any of its Affiliates taken any action in connection with this Agreement or the transactions contemplated hereby so as to give rise to any valid claim against Seller for any broker’s or finder’s fee or other commission or compensation.

5.7. Investment Purpose. Buyer is buying the Shares for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the Act and all other applicable securities laws. Buyer understands that the Shares have not been registered under the Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Act except pursuant to a valid exemption from such registration.

6. COVENANTS AND AGREEMENTS.

6.1. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement or specifically consented to in writing by Buyer, from the date hereof through the Closing Date, Seller shall cause the Company to, and the Company shall (i) maintain insurance coverages (other than reinsurance) consistent with past practices, (ii) comply in all material respects with all applicable Laws, (iii) perform its obligations under all Contracts to which it is a party or by which it is bound, (iv) provide prior written notice to Buyer of any claims settlement greater than $100,000 individually or $250,000 in the aggregate or any commutation, regardless of amount and (v) obtain Buyer’s prior written approval (which approval shall not be unreasonably delayed or withheld) before entering into any claims settlements greater than $250,000 individually or in the aggregate.

6.2. Restrictions. (a) Except as otherwise contemplated by this Agreement or specifically consented to in writing by Buyer, from the date of this Agreement through the

Closing Date, Parent and Seller shall not permit the Company to take any of the following actions

(i) amend its organizational documents or by-laws;

(ii) declare or pay any dividend or make any other distributions to its shareholder or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

(iii) issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv) hire any employees;

(v) incur or assume any Liability for borrowed money or guarantee any such Liability;

(vi) subject to any Lien (other than liens for Taxes not yet due or delinquent) any of its Properties or assets;

(vii) enter into any agreement or arrangement with Seller or any of its Affiliates;

(viii) make any change in any method of accounting or accounting practice or policy that would be binding on the Company following the Closing Date, other than those required by SAP or GAAP;

(ix) (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Tax Return other than in a manner consistent with past custom and practice, in each case that relate solely to the Company;

(x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate to the Company;

(xi) enter into any lease of Property;

(xii) except as otherwise provided for in Section 6.14, enter into any commutation or novation (including but not limited to any commutation or novation of the Quota Share Retrocessional Agreement) without the prior written approval of Buyer;

(xiii) except as otherwise provided for herein, adjust or modify accruals for profit sharing arrangements, sliding scale commissions, unallocated loss adjustment expenses or other accruals with respect to reinsurance or retrocessional agreements, without Buyer’s prior written consent (which consent shall not be unreasonably withheld or delayed);

(xiv) except as otherwise provided for herein, issue or renew any policies of insurance or reinsurance or accept any cessions (other than cessions with respect to in-force or expired reinsurance agreements) under any contracts of assumed reinsurance;

(xv) enter into any other agreement or transaction not in the ordinary course of business;

(xvi) take any action inconsistent with any of the provisions of this Agreement; or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.

(b) Except as specifically consented to in writing by Buyer, Seller shall not, and shall not permit the Company to, take any action or omit to take any action that would result in a breach of any representation or warranty of Seller contained in this Agreement.

6.3. Access to Information; Due Diligence; Confidentiality; Publicity. (a) Prior to the Closing Date, Buyer shall be entitled, through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, Properties, business and operations of the Company as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Books and Records and Contracts and facilities of the Company, and access to the personnel of the Company, Parent and Seller and its Affiliates with respect to the Company, including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company. Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice and under other reasonable circumstances, and Parent, Seller, and the Company and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate as reasonably requested with such employees and representatives in connection with such investigation, access and examination. Parent, Seller and the Company shall reasonably cooperate with Buyer in the conduct of Buyer’s due diligence examination of the business operations and financial condition of the Company.

(b) Following the date hereof, each party hereto will hold, and will cause its respective officers, directors, employees, agents, investment bankers, attorneys, financial advisors or other representatives (collectively “Representatives”) to hold, in strict confidence from any Person (other than any Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process or required to disclose (including in connection with obtaining the necessary approvals of this Agreement and the transaction contemplated hereby of Governmental Authorities or by other requirements of law, including, securities laws, or rules of any applicable stock exchange) or (b) disclosed in an action brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, this Agreement, the other agreements contemplated hereby, the schedules and exhibits hereto and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided, however, that the foregoing restrictions will not apply to Buyer’s use of any documents and information concerning the business of the Company upon consummation of the Closing; provided, further, that each party (and each of their respective Affiliates and Representatives) may disclose to any and all persons, without limitation of any kind, the structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) that are provided to them related to such structure and tax aspects.

(c) Except for disclosures to and discussions with the Delaware Insurance Department, RSI and any nationally recognized statistical rating agency, and except as and to the extent required by law or necessary or desirable in connection with any periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended, without the prior written consent of the other party hereto, neither Parent nor Seller nor Buyer will make, and each will direct its agents and representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the transactions contemplated in this Agreement, or any of the terms, conditions, or other aspects of this Agreement. If a party is required by law to make any such disclosure, it shall, unless otherwise prohibited by law, first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

6.4. RSI Service Contract. Prior to the Closing, neither Parent nor Seller nor the Company shall terminate the RSI Service Contract or give notice of termination of such contract without the prior written approval of Buyer.

6.5. Approvals of Governmental Authorities. (a) Parent, Seller and Buyer shall take, and shall cause their respective Affiliates to take, all reasonable steps necessary or appropriate, and shall use, and shall cause their respective Affiliates to use, all commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals, authorizations, licenses and orders of Governmental Authorities required to be obtained by Parent, Seller or any of their Affiliates or Buyer or any of its Affiliates, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

(b) Parent, Seller and Buyer shall cooperate with each other and each other’s respective Affiliates in seeking to obtain all such consents, approvals, authorizations, licenses and orders, and shall provide and shall cause their respective Affiliates to provide, such information and communications to Governmental Authorities as such Governmental Authorities may reasonably request in connection therewith.

(c) Within 25 Business Days after the date hereof, Buyer shall file with the Commissioner of Insurance of the State of Delaware an application for the acquisition of control of the Company.

6.6. Further Assurances. On and after the Closing Date, each of the parties shall execute, and shall cause their respective Affiliates to execute, such reasonable documents, instruments and conveyances, including any bill of sale or receipt with respect to the transfer of the Books and Records, and take, and cause their respective Affiliates to take, such further reasonable actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement and the Transaction Documents. From and after the Closing Date, any notice or inquiries received by Parent on behalf of the Company will be promptly forwarded or referred to Buyer or the Company.

6.7. Notification of Changes. (a) Parent and Seller shall promptly notify Buyer in writing of any event or the existence of any state of facts that Parent or Seller becomes aware of prior to the Closing Date that would (i) make any of the representations and warranties of Buyer, Parent or Seller contained in this Agreement untrue or inaccurate or (ii) otherwise constitute a Material Adverse Effect. Parent and Seller shall also promptly notify Buyer in writing of any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement that Parent or Seller becomes aware of prior to the Closing Date.

(b) Buyer shall promptly notify Parent and Seller in writing of any event or the existence of any state of facts that Buyer becomes aware of prior to the Closing Date that would make any of the representations and warranties of Buyer, Parent or Seller contained in this Agreement untrue or inaccurate. Buyer shall also promptly notify Parent and Seller in writing of any breach by Parent or Seller of any representation, warranty or covenant of Parent or Seller contained in this Agreement that Buyer becomes aware of prior to the Closing Date.

6.8. Performance of Conditions. Parent and Seller shall, and shall cause the Company to, take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer, Parent, Seller and their respective Affiliates to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 3.1. Buyer shall take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer, Parent, Seller and their respective Affiliates to consummate the transactions contemplated by this Agreement, including all conditions set forth in Section 3.2.

6.9. Authority, Bank Accounts, Etc. Resignations, appropriately executed signature cards, and all other documentation needed in preparation for closing bank and other investment accounts, letters of credit or other security arrangements of the Company and deposits maintained by the Company with any Governmental Authority, or transferring signature authority therefor, will be provided to Buyer by Parent or Seller upon the Closing. Parent and Seller will use its commercially reasonable efforts to cooperate with and assist Buyer in obtaining, subsequent to the Closing, any statutory or regulatory approvals required to enable the Company to make the appropriate closings or transfers, including transfers of signature authorization, and in providing all notices thereof as may be required by appropriate

Governmental Authorities. From and after the Closing, no agent or officer of Parent or Seller shall take any action with respect to any such accounts or deposits other than as may be expressly authorized in writing by Buyer.

6.10. Change of Name. (a) Promptly after Closing, Buyer (i) will cause the Company to make all filings necessary to change the Company’s name in Delaware to a name which does not include the words “Overseas Partners,” “OP” or any confusingly similar derivation of the name of Seller. Promptly after receiving approval of such name change from the appropriate Governmental Authority in Delaware, Buyer will cause the Company to make all filings necessary to change the Company’s name to the name approved in Delaware in all other jurisdictions in which the Company is licensed to transact business. Buyer’s right to use the Overseas Partners name during the Name Change Period is subject to the following conditions:

(b) Buyer agrees that, upon Seller’s request, Buyer will promptly submit to Parent samples of materials including advertising materials, using the Overseas Partners name (the “Seller Mark”), which will comply with Parent’s reasonable quality standards, and will respond to all of Parent’s reasonable inquiries concerning the products sold and services rendered under the Seller Mark, and Parent shall notify Buyer in writing of any deficiencies or departures from Parent’s reasonable quality standards, in which case Buyer agrees to take steps to promptly correct the same. In addition, and without limiting the generality of the foregoing, Buyer will submit to Parent, before use, all materials which differ in any material respect from materials previously used or approved by Parent, including advertising materials, on which the Seller Mark appears for Parent’s approval, which shall not be unreasonably withheld or delayed. It is understood that any materials previously used by Parent are deemed approved.

(c) Buyer acknowledges that the Seller Mark shall remain the property of Parent, and that Parent shall have the right to use the Seller Mark and to license the same to others. Parent shall have the exclusive right to register and maintain the registration of the Seller Mark.

(d) Buyer agrees that all use of the Seller Mark by Buyer shall inure to the benefit of Parent.

(e) Buyer agrees not to use the Seller Mark in any other way that would jeopardize its strength or validity or diminish its value as a trademark.

(f) Buyer shall promptly inform Parent of any infringement of the Seller Mark by any third party of which Buyer becomes aware. Notwithstanding the foregoing, Parent shall have sole and full rights to control and conduct any litigation involving any infringement or alleged infringement of the Seller Mark, including the right in its sole discretion not to pursue any infringer or alleged infringer of the Seller Mark, and shall be entitled to the full proceeds of any such litigation or settlement thereof. Buyer shall provide all reasonable assistance requested by Parent, at Parent’s expense, in connection with any such litigation.

6.11. NAIC Group Code. Immediately following the Closing, the Company shall apply for and receive a new NAIC Group Code number, along with any similar identification numbers required by state insurance departments or other state or federal governmental authorities (including but not limited to a new Federal Identification Number, if appropriate).

6.12. Estimated Closing Date Balance Sheets; Minimum Surplus. Not later than three Business Days prior to the Closing Date, Seller shall deliver to Buyer the Estimated Closing Date GAAP Balance Sheet and the Estimated Closing Date SAP Balance Sheet. Seller agrees to take such steps as are necessary, including contributing funds to the Company, to ensure that statutory policyholders’ surplus, based on the Estimated Closing Date SAP Balance Sheet, is not less than $61 million at Closing.

6.13. Quarterly and Monthly Statements and Reports. (a) The Company shall furnish directly to Buyer (i) within three (3) Business Days after filing, the Quarterly Statement of the Company as filed with the Delaware Insurance Department for each of the quarterly periods ending after December 31, 2002 and prior to the Closing Date, (ii) within 14 Business Days after the end of each calendar quarter, the Company’s quarterly inception to date contract experience report, updated to reflect contract experience to the end of the calendar quarter, in substantially the form previously provided by the Company to Buyer with respect to prior calendar quarters, (iii) within 8 Business Days after the end of each calendar month, the updated monthly treaty and facultative claims spreadsheets, substantially in the form previously provided by the Company to Buyer with respect to prior calendar months, and all “Major Case Reports” (reports on cases where reserves are $250,000 or higher) completed since June 15, 2004, substantially in the form previously provided by the Company to Buyer, and (iv) no later than 14 Business Days after the end of each calendar month, monthly GAAP and statutory financial statements for the prior calendar month, beginning with April 2004 and for all subsequent calendar months prior to the Closing Date, in a form substantially similar to the April 2004 GAAP and statutory financial statements provided by the Company to Buyer prior to the date hereof.

(b) No later than 3 Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a month-end inception to date contract experience report as of the end of the calendar month next preceding, updated to reflect contract experience to the end of such month in substantially the form previously provided by the Company to Buyer with respect to prior calendar months.

6.14. Novation and Commutation Agreements. Simultaneous with the Closing, Parent and Buyer shall cause Overseas Partners Re Ltd. (“OPRE”) and an Affiliate of Buyer, respectively, to enter into a Novation Agreement, substantially in the form of Exhibit 6.14(a) (the “Novation Agreement”), pursuant to which OPRE shall assign to such Affiliate all of its rights and transfer all of its liabilities under the Quota Share Retrocessional Agreement. Prior to or at the Closing, Parent and Buyer shall, as they shall mutually agree, either (a) cause OPRE and an Affiliate of Buyer, respectively, to enter into a novation agreement substantially similar in form and substance to the Novation Agreement pursuant to which OPRE would assign to such Affiliate all of its rights and transfer all of its liabilities under the Stop Loss Reinsurance Agreement or (b) cause the Company to enter into a commutation agreement, substantially in the form of Exhibit 6.14(b) (the “Commutation Agreement”), pursuant to which the Stop Loss Reinsurance Agreement would be terminated and the parties thereto released and discharged from their obligations thereunder.

6.15. Termination Agreements. Prior to or at the Closing, Parent shall cause OPRE and the Company to enter into termination agreements (collectively, the “Termination Agreements”) substantially in the form of Exhibits 6.15(i) and 6.15(ii), pursuant to which (i) the Trust Agreement between OPRE, the Company and State Street Bank and Trust Company, effective December 31, 2001 and (ii) the Services Agreement by and between Seller, the Company and OPRE shall be terminated and the parties thereto shall be released and discharged from their obligations thereunder.

6.16. Filings and Records. Parent, Seller, Buyer, and the Company shall cooperate in (a) making all filings required under the Code or ERISA and any applicable securities laws with respect to the Company Plans and Buyer Employee Benefit Plans that covered Employees, (b) implementing all appropriate communications with participants, (c) maintaining and transferring appropriate records, and (d) taking all such other actions as may be necessary and appropriate to implement the provisions of Section 6.16 of this Agreement. Following the Closing, Parent, Buyer and the Company shall cooperate fully in providing records regarding the employment of, and the benefits paid to, all individuals who were employees of the company.

6.17. Severance Costs. Parent and Seller shall be responsible for all severance and other employee costs of William McKenna and any other former employee of the Company, to the extent not already accrued for on the Company’s financial statements on or before May 31, 2004. Seller and its Affiliates (other than the Company) shall bear any and all other liabilities, obligations or expenses, known to Seller or the Company prior to the Closing Date, associated with the employment and severance of all present and former employees of the Company, including, without limitation, any obligations arising in connection with ERISA, and any and all actions that may be brought by such employees or former employees in connection with their employment by the Company or Seller.

6.18. Acquisition Proposals.. Except as contemplated by this Agreement or as specifically consented to in writing by Buyer, from the date hereof through the Closing Date, Parent and Seller shall not and shall not permit any of their Affiliates or any of the officers, directors, employees, representatives or agents of Parent, Seller or such Affiliates, directly or indirectly, to solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any Person or group of Persons (other than Buyer) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution of the Company (each an “Acquisition Proposal”), or assist or participate in, faciliate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. Parent shall promptly communicate to Buyer the terms of any Acquisition Proposal which Parent, Seller or such other Person may receive.

7. TAXES

7.1. Tax Representations and Warranties of the Seller:

(a) all Tax Returns required to be filed by or with respect to the Company have been filed in a timely manner (taking into account all extensions of due dates) with the appropriate Taxing Authority;

(b) all material Taxes payable by or on behalf of the Company (without regard to whether such Taxes have been assessed) have been timely paid;

(c) no material deficiencies for any Taxes for which the Company may be liable have been asserted in a writing received by or on behalf of the Company or assessed against the Company which remain unpaid;

(d) none of Seller, the Company or any Affiliate of the Company has been notified in writing by any Taxing Authority of any audit or investigation with respect to any liability for Taxes of the Company and with respect to which the applicable statute of limitations has not expired;

(e) the Company has provided or made available to Buyer (to the extent requested by Buyer) complete and accurate copies of (i) Tax Returns, and any amendments thereto, filed by or with respect to the Company covering all open years, (ii) audit reports received from any Taxing Authority relating to any Tax Return filed by or with respect to the Company covering all the Company’s open years, (iii) powers of attorney currently in force granted by or with respect to the Company concerning any Tax matter, (iv) existing Tax sharing agreements entered into by the Company; (v) Tax Rulings that related directly to the Company, and (vi) Closing Agreements with any Taxing Authority that related directly to the Company.

7.2. Preparation of Returns and Payment of Taxes. (a) Seller shall prepare (or cause to be prepared) and shall timely file (or cause to be timely filed) any Tax Returns that include Seller required to be filed for Tax periods ending on or before the Closing Date, including, but not limited to, IRS Form 1120 for the 2003 Tax year and IRS Form 1139 for the loss carryback resulting from the filing of 2003 form 1120. Seller shall timely pay (or cause to be timely paid) all Taxes shown on such Tax Returns, subject to the Company’s responsibility to make tax sharing payments to Seller for the Company’s share of Taxes shown on such Tax Returns, as provided for in Section 7.4.

(b) Seller also shall cause to be prepared and timely filed all 2003 Tax Returns that do not include Seller and that are required to be filed by the Company. The Company shall be responsible for Taxes shown on such Tax Returns.

(c) Buyer shall prepare (or cause to be prepared) and shall timely file (or cause to be timely filed) all Tax Returns that include the Company for Tax periods ending after the Closing Date. Buyer shall pay (or shall cause to be paid) all Taxes shown to be due on such Tax Returns.

(d) Buyer also shall cause to be prepared and timely filed any 2004 Tax Returns that do not include Seller and that are required to be filed by the Company. Buyer shall pay (or shall cause to be paid) all Taxes shown to be due on such Tax Returns.

(e) Seller and Buyer will cooperate to facilitate all necessary Tax filings that include the Company, as provided in this Article 7, and each party shall make available to each other party all information in the party’s possession that the other party may reasonably request for the purpose of preparing all such Tax Returns on a timely and accurate basis, and handling any Tax audits and other matters relating to Taxes. Without limiting the foregoing, such cooperation shall include the execution by Seller or by Buyer (or by the Company) as the context requires (i) of Tax Returns for which the respective party (or the Company) has responsibility for signing under applicable law (as designated agent or otherwise) and (ii) of any document that is relevant and that may be necessary or helpful in connection with any Tax Return.

7.3. Refunds. The Company shall be entitled to all refunds of Taxes with respect to any Tax Returns of the Company (or any Tax Returns in which the Company is required to be included) for Tax periods beginning prior to the Closing Date.

7.4. Termination of Tax Sharing Arrangements. All rights and obligations under Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated as of the Closing Date and no payments shall be made pursuant to any such agreement or arrangement after the Closing; provided, however, that notwithstanding the foregoing, the Company and Seller shall make payments under the existing Tax sharing agreement for its share of Taxes shown on any Tax Return that Seller is responsible for filing pursuant to Section 7.2.

7.5. Designation of Agent. Prior to the Dissolution, Seller will designate the Company, pursuant to sections 1.1502-77(d)(1) and 1.1502-77(h)(1)(ii) of the Treasury Regulations, as agent for the consolidated group for federal income Tax purposes for all open years ending on or before the date of the Dissolution. The Company shall take any actions necessary to allow Seller to timely file any Tax Returns with respect to the Company which the Seller has the responsibility for filing in accordance with Section 7.2.

7.6. Taxes Triggered by the Sale. All transfer and similar Taxes incurred in connection with the Buyer’s purchase of the Shares pursuant to this Agreement shall be paid by the party obligated to pay such amounts under applicable law, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the other parties will join in the execution of any such Tax Returns and other documentation.

7.7. Tax Notice. Prior to the Closing, Seller shall provide Buyer with a notice required by sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations certifying that the Company is not a United States real property interest or United States real property holding corporation. If Seller fails to provide Buyer with such notice, Buyer shall withhold and remit to the Internal Revenue Service 10% of the Purchase Price.

8. INDEMNIFICATION.

8.1. Indemnification. (a) Each of Parent and Seller, jointly and severally, hereby indemnifies Buyer, the Company and their Affiliates against and agrees to hold each of them harmless on an after-Tax basis (subject to Section 8.1(c)) from any and all damage, loss, liability and expense (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding) (“Losses”), incurred or suffered by Buyer or any of its Affiliates, arising out of any breach of any covenant or agreement of Seller contained in this Agreement (other than covenants of Seller contained in Article 7, the indemnification obligations of which are governed by Article 7) or the Transaction Documents, or the enforcement of their rights under this Section 8.1. Notwithstanding any other provision of this Agreement, neither Parent nor Seller shall be obligated to indemnify Buyer or its Affiliates for any Losses (i) unless and until the dollar amount of all Losses of Buyer and its Affiliates shall equal in the aggregate $1,000,000, and then only for the excess over such amount, and (ii) to the extent that such indemnification would cause the cumulative amount paid by Parent and Seller under this Section 8.1(a) to exceed 10% of the Purchase Price. In no event shall Buyer be entitled to indemnification under this Section 8.1(a) for any Loss that individually is less than $25,000 and each such Loss will not be taken into account in determining whether the aggregate amount of Losses exceeds the $1,000,000 threshold set forth in (i) above.

(b) Buyer hereby indemnifies Parent, Seller and their Affiliates against and agrees to hold each of them harmless on an after-Tax basis (subject to Section 8.1(c)) from any and all Losses incurred or suffered by Parent, Seller or any of their Affiliates arising out of any breach of any covenant or agreement of Buyer contained in this Agreement (other than the covenants of Buyer contained in Article 7, the indemnification obligations of which are governed by Article 7). Notwithstanding any other provision of this Agreement, Buyer shall not be obligated to indemnify Parent, Seller or their Affiliates for any Losses (i) unless and until the dollar amount of all Losses of Seller and its Affiliates shall equal in the aggregate $1,000,000, and then only for the excess over such amount, and (ii) to the extent that such indemnification would cause the cumulative amount paid by Buyer under this Section 8.1(b) to exceed 10% of the Purchase Price. In no event shall Parent or Seller be entitled to indemnification under this Section 8.1(b) for any Loss that individually is less than $25,000 and each such Loss will not be taken into account in determining whether the aggregate amount of Losses exceeds the $1,000,000 threshold set forth in (i) above.

(c) Required payments by any Indemnifying Party (as hereinafter defined) pursuant to this Article 8 shall be limited to the amount of any Losses that remains after deducting therefrom (i) any insurance proceeds recoverable by any indemnified party (less any increase in premium reasonably related to the incurrence of such Losses) and (ii) any indemnity, contribution or other similar payment recoverable by any Indemnified Party from any third party, in each case with respect to such Losses. The Indemnified Party shall use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments.

8.2. Procedures for Third Party Claims. (a) The party seeking indemnification under Section 8.1 (the “Indemnified Party”) agrees to give prompt notice (in accordance with Section 11.8) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8.1 (the “Third Party Claims”). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.2, except to the extent such failure shall actually prejudice an Indemnifying Party. In the event of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity would be sought by the Indemnified Party but for the fact that the notice of such claim, suit, action or proceeding was sent to the Indemnifying Party, the Indemnifying Party shall give prompt notice to the Indemnified Party of such claim, suit, action or proceeding.

(b) Upon receipt of notice from the Indemnified Party pursuant to Section 8.2(a), the Indemnifying Party will have the right, subject to the provisions of Section 8.2(c), to assume the defense and control of such Third Party Claims. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the defense of such Third Party Claim with its own counsel and at its own expense (except as provided in Section 8.2(c)) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Third Party Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party’s notice delivered pursuant to Section 8.2(a). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall: (i) select counsel reasonably acceptable to the Indemnified Party; (ii) take all steps necessary in the defense or settlement of such Third Party Claims; and (iii) shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Party shall, and shall cause each of their Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 8.2(b), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed.

8.3. Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.3, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.

8.4. Indemnification for Taxes. Notwithstanding anything in this Article 8 to the contrary, any indemnifiable Loss or Third Party Claims based on, attributable to or resulting from any misrepresentation or the breach or inaccuracy of any representation or warranty made by Seller in Article 7, or the failure to comply with any covenant or agreement on the part of the parties hereto contained in Article 7, will be governed exclusively by Article 7.

8.5. Interest. The Indemnifying Party shall pay interest to the Indemnified Party hereunder, at a rate per annum equal to the prime rate as published from time to time in the Wall Street Journal, on account of all amounts due and owing to such Indemnified Party, pursuant to the provisions hereof, from the date an indemnifiable Loss was paid or suffered by such Indemnified Party until paid in full by the Indemnifying Party.

8.6. Exclusive Remedy. The parties hereto expressly acknowledge that (i) the provisions of this Article 8 shall be the sole and exclusive remedy for Losses caused as a result of breaches of the representations and warranties contained in this Agreement and (ii) no Indemnifying Party shall be liable for punitive, special, consequential, incidental or treble Losses in connection with any action, suit or proceeding brought by Buyer against Seller or by Seller against Buyer.

8.7. Survival of Indemnification Provisions. Notwithstanding the provisions of this Article 8, the indemnifications of Buyer, on the one hand, and Parent and Seller, on the other hand, and any and all rights under this Article 8 shall expire at, and shall not survive, the Closing.

9. TERMINATION.

9.1. Termination. This Agreement may be terminated:

(a) at any time prior to the Closing by mutual written consent of Parent and Buyer;

(b) by either Buyer or Parent at any time prior to the Closing if the Closing shall not have occurred on or before December 31, 2004; provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by Buyer if there is a breach by Parent or Seller of any representation, warranty, covenant or agreement contained in this Agreement that would cause the condition set forth in Section 3.1.1 not to be satisfied, which breach is not curable or if curable, is not cured within 30 days after written notice of such breach is given by Parent to Buyer.

9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except with respect to Section 11.10 and the confidentiality provisions set forth in Section 6.3 and except that nothing herein will relieve any party from liability for any prior breach of this Agreement.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Notwithstanding any right of Buyer to fully investigate the affairs of the Company and notwithstanding any Knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, up through and including the Closing Date, Buyer has the right to rely fully upon the representations and warranties of Parent and Seller contained in this Agreement or in any other certificate or instrument delivered at the Closing. The representations and warranties of Parent and Seller under this Agreement, including without limitation Sections 4 and 7, shall expire at, and shall not survive, the Closing. The representations and warranties of Buyer under this Agreement shall expire at, and shall not survive, the Closing.

11. MISCELLANEOUS PROVISIONS.

11.1. Corporate Records. Parent and Seller shall provide to Buyer and cause its Affiliates to provide access to records of the Company retained by Seller to the extent reasonably required for Buyer to prepare and file financial and regulatory reports. Any such access shall be in accordance with the conditions specified in Section 6.3 as to cooperation and the conduct of any investigation, access or examination.

11.2. Headings. The table of contents and headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

11.3. Exhibits and Schedules. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Disclosure of any item in the Disclosure Schedules shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Material Adverse Effect.

11.4. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

11.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior consent of the other party, it being understood that nothing in this Section 11.5 shall prevent, or require (i) Seller’s consent in connection with, any assignment by Buyer to an Affiliate of Buyer or (ii) Buyer’s consent in connection with, the Dissolution. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns. Upon the Dissolution, Parent shall succeed to all of Seller’s rights and obligations under this Agreement.

11.6. Entire Agreement. This Agreement and its exhibits and schedules constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or therein.

11.7. Governing Law; Venue. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF).

(b) Each of the parties hereto hereby expressly and irrevocably (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any federal or state court in the State of Delaware or New York; (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum; and (iii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding, which submission shall not in any way limit an enforcement of any judgment, decision or award in the courts of any jurisdiction where such party has assets. Each of the parties hereto hereby agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by applicable law.

11.8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

(a)	if to Parent or

Seller, to	Overseas Partners Ltd.
Cumberland House
P.O. Box HM1581
1 Victoria Street
Hamilton HM 11
Bermuda
Attention:	Mark R. Bridges
Telephone:	441-295-0788
Facsimile:	441-292-9142

With a concurrent copy to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, New York 10019
Attention:	Michael Groll
Telephone:	212-424-8616
Facsimile:	212-424-8500

(b)	if to Buyer, to:

Odyssey Re Holdings Corp.
300 First Stamford Place
Stamford, CT 06902
Attention:	Donald L. Smith
Telephone:	203-977-8024
Facsimile:	203-965-7960

With concurrent copies to:

Sidley Austin Brown & Wood LLP
10 South Dearborn Street
Chicago, Illinois 60603
Attention:	Richard G. Clemens
Telephone:	312-853-7642
Facsimile:	312-853-7036

Any party may, by notice given in accordance with this Section 11.8 to the other parties, designate another address or Person for receipt of notices hereunder; provided, however, that notice of such a change shall be effective upon receipt.

11.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.10. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants, shall be paid by the party incurring such costs or expenses; provided, however, that (i) Buyer shall pay any filing fees required in connection with the filing with the Delaware Insurance Department of an application to acquire control of the Company, (ii) Parent or Seller shall pay all costs, if any, arising under the termination provisions of the RSI Service Contract directly attributable to the early termination of such contract and (iii) Buyer shall pay all costs arising out of the RSI Service Contract incurred after the Closing.

11.11. No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Buyer, Parent and Seller.

11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, Seller and Buyer direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

11.13. No Third Party Beneficiaries. Except as otherwise specifically provided in Article 9, nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, the employees of Parent or Seller or any Affiliate of Parent or Seller), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

11.14. Interpretation. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph or clause.

11.15. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

11.16. Dollar References. All dollar references in this Agreement are to, and all transactions under this Agreement shall be, in the currency of the United States.

11.17. Waiver of Jury Trial; Service of Process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE EFFECTED BY MAILING A COPY OF SUCH PROCESS BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.8.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

ODYSSEY RE HOLDINGS CORP.

By:	/s/ Charles D. Troiano
Name: Charles D. Troiano
Title: Executive Vice President

OVERSEAS PARTNERS LTD.

By:	/s/ Mark R. Bridges
Name: Mark R. Bridges
Title: President

OVERSEAS PARTNERS US HOLDING COMPANY

By:	/s/ Mark R. Bridges
Name: Mark R. Bridges
Title: President

OVERSEAS PARTNERS US REINSURANCE COMPANY

By:	/s/ Mark R. Bridges
Name: Mark R. Bridges
Title: President